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                                                                  EXHIBIT 10.12


                                 NOVAVAX, INC.
                               8320 Guilford Road
                           Columbia, Maryland 21046


                               February 19, 1998

Dr. Richard J. Harwood
3219 Adams Court North
Bensalem, Pennsylvania 19020

Dear Rich:

     On behalf of Novavax, Inc. (the "Company"), I am pleased to offer you the position of Vice President, Pharmaceutical Development of the Company, subject to satisfactory reference checks. We are greatly looking forward to your joining the Company's team.

     Job Title:  Vice President, Pharmaceutical Development.

     Start Date:  March 5, 1998.

     Salary: At least $140,000 per year payable in accordance with the Company's payroll policies in effect from time to time.

     Bonus Program: You will be entitled to participate in a bonus program if the Company hereafter establishes one for the benefit of senior executives and other employees of the Company, under which award payments, if any, will be based on performance criteria and milestones to be mutually determined by the Company and you.

     Stock Options: The Company will grant you stock options to purchase 100,000 shares of the Company's Common Stock ($.01 par value) at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. The options will vest as to one-third of the shares on the six-month anniversary of the date of grant, as to an additional one-third of the shares on the eighteenth-month anniversary of the date of grant and as to the final one-third of the shares on the thirty-month anniversary of the date of grant. You will be eligible to be granted additional options from time to time, based on your job performance.

     Benefits: The Company will provide medical and dental benefits, life insurance, and disability insurance in accordance with the Company's policies in effect from time to time. As of the date of this letter, the Company currently pays 100% of family coverage as provided by the Company's group medical insurer, 100% of the premium for $140,000 of life insurance under the Company's group life insurance plan and 100% of the premium for the Company's long-term disability insurance. The Company will also reimburse you for actual moving expenses in connection with your relocation to the Columbia, Maryland area in an amount not to exceed $30,000.

     Vacation: You will be entitled to three weeks of vacation time per year, calculated on a calendar year basis in accordance with the Company's policies in effect from time to time.

     Employment Requirements and Term: You will be required by the Company to sign the Company's standard form of Non-Disclosure Agreement and sign and acknowledge certain Company policies as a condition to your employment by the Company. In addition, it is a requirement that the Company and you negotiate and sign an Employment Agreement which, among other things, will provide for a one year term of employment, a six month noncompetition
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Dr. Richard J. Harwood
February 19, 1998
Page 2


period following termination of employment, 90 days' prior written notice of date of termination from the Company, and severance pay of six months' salary in the event of an early termination of employment without cause. The Employment Agreement will also provide for 90 days' prior written notice from you in the event of voluntary termination of employment.

     Entire Agreement: This agreement sets forth the entire agreement and understanding between you and the Company regarding all subjects covered herein, the terms of which may not be changed or modified except by agreement in writing signed by you and the Company.

     Severability: Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in full force and effect.

     Governing Law: This agreement shall be governed, construed and enforced in accordance with the laws of Delaware, without regard to principles of conflict of law.

     Conflict: You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restriction on your employment with the Company, and your acceptance hereof will not breach any agreement to which you are a party.

     Please acknowledge your acceptance of this offer by signing the copy of this letter and returning it to me.


                                   Very truly yours,


                                   /s/ RICHARD F. MARADIE

                                   Richard F. Maradie,
                                   President and Chief Executive Officer


ACCEPTED: (as annotated)


/s/ RICHARD J. HARWOOD
----------------------
Richard J. Harwood